Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 2 TO SETTLEMENT AGREEMENT

Reference is made to the Settlement Agreement, dated as of October 23, 2016 (as amended by Amendment No. 1 thereto dated as of November 22, 2016, the “Agreement”), by and among WW Investors LLC, Michael L. Ashner and Steven Witkoff (collectively, the “WW Investors”) and New York REIT, Inc., a Maryland corporation (the “Company”). Unless otherwise defined in this Amendment No. 2, capitalized terms have the meanings set forth in the Agreement.

WHEREAS, on January 30, 2017, Hoffmann resigned from the Board;

WHEREAS, the Agreement contemplates, among other things, that Hoffmann will serve on the Board and that WW Investors will have certain rights to recommend a Replacement Director if Hoffman resigns;

WHEREAS, in light of Hoffmann’s resignation, the Company and the WW Investors desire to amend the Agreement to provide for the possibility of including Wendy Silverstein as a potential Replacement Director;

NOW, THEREFORE, pursuant to Section 14 of the Agreement, the Company and WW Investors agree as follows:

Section 1         Section 1(a)(ii). Section 1(a)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

“The Company agrees that immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to (A) increase the size of the Board from six (6) members to nine (9) members, (B) appoint to the Board each of James Hoffmann (“Hoffmann”), Gregory Hughes (“Hughes” and together with Hoffman, the “New WW Appointees”) and Craig T. Bouchard, and (C) opt out of Section 3-803 of the Maryland General Corporation Law, as amended (“Section 3-803”); provided that the Company may thereafter elect to be subject to Section 3-803 conditioned upon the approval thereof by stockholders of the Company by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors. So long as WW Investors is not in breach of this Agreement, including, without limitation, Section 1(c)(vii) hereof (the “Requirements”), (x) each New WW Appointee shall stand for election to the Board at the 2016 Annual Meeting, together with the Company’s other nominees (as determined by the Nominating and Corporate Governance Committee of the Board (the “Governance Committee”), but subject to the approval of the Board, at least eight (8) of whom will be independent (unless Wendy Silverstein is elected to the Board, in which event at least seven (7) of whom shall be independent), as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual (the “NYSE Company Manual”) and (y) if any New WW Appointee should resign from the Board or be rendered unable to serve on the Board by reason of death or disability prior to the end of the Standstill Period (as defined below), then WW Investors shall be entitled to recommend a replacement nominee to the Governance Committee to fill the resulting vacancy, who shall meet the Governance Committee’s qualification and membership requirements and applicable independence standards (the “Governance Committee Standards”), including, without limitation, independence from WW Investors and its Affiliates and Associates, and other requirements of the Exchange Act (as defined below), the rules and regulations of the SEC (as defined below) and the listing standards for the New York Stock Exchange (or such other securities exchange on which the Common Stock shall be principally listed or traded), and shall not serve on the board of directors or similar governing body of any entity that is an Affiliate of or managed by WW Investors or any of its Affiliates or in which WW Investors or any of its Affiliates is not a passive investor (any such replacement nominee appointed to the Board in accordance with this Section 1(a)(ii) shall be referred to as a “Replacement Director”); provided, however, that WW Investors may recommend Wendy Silverstein as a Replacement Director, notwithstanding the fact that she does not meet the independence standards included in the Governance Committee Standards, provided that the Governance Committee has previously advised WW Investors that it intends to waive applicable provisions of the Governance Committee Standards in connection with her candidacy. The appointment of a Replacement Director to the Board shall be subject to the recommendation of the Governance Committee and approval of the Board in their sole discretion, after exercising their duties in good faith. In the event that the Governance Committee or the Board does not accept a person recommended by WW Investors as a Replacement Director, WW Investors shall have the right to recommend additional replacements to fill the resulting vacancy, whose appointment shall be subject to the recommendation of the Governance Committee and approval of the Board in accordance with the procedures described above. Any such Replacement Director shall be deemed to be a New WW Appointee for all purposes under this Agreement. The Company agrees that the number of directors on the Board shall not exceed nine (9) prior to the end of the Standstill Period, except in the event that the Board is expanded or subject to expansion in connection with the consummation of an equity financing that is approved by the Board.”

Section 2         Section 1(b). Section 1(b) of the Agreement is hereby amended and restated in its entirety as follows:

“Committee Representation. Immediately following the execution of this Agreement, the Board will take all action necessary in furtherance of (i) the appointment of Hoffman to the Audit Committee of the Board, and (ii) the appointment of Hughes to the Compensation Committee of the Board. Such Committee appointments of Hoffman and Hughes shall continue so long as each of Hoffman and Hughes is a member of the Board or as such appointment is otherwise consented to by Hoffman and/or Hughes, respectively; and, if Hoffman and/or Hughes should resign from the Board or be rendered unable to serve on the Board by reason of death or disability prior to the end of the Standstill Period while serving on either the Audit Committee of the Board or the Compensation Committee of the Board, as applicable, then WW Investors shall be entitled to designate a Replacement Director to such Committee(s); provided, however, if Wendy Silverstein becomes a Replacement Director approved by the Board, she shall not be appointed to any of the Audit Committee of the Board, the Compensation Committee of the Board, the Governance Committee or the Conflicts Committee of the Board. For the avoidance of doubt, the Board and applicable committees of the Board may, but shall not be required to, consider either or both of the New WW Appointees for membership on any other committees of the Board (including any committees of the Board formed after the date of this Agreement); provided, however, that in no event shall either of the New WW Appointees serve on the Conflicts Committee of the Board or any other committee of the Board formed for the purpose of evaluating proposals made by any person or entity to serve as the Company’s external advisor or manager pursuant to the Company’s publicly announced request for proposals (the “RFP”). Until the expiration of the Standstill Period (as defined below), if at least one (1) of the New WW Appointees remains on the Board, the Company shall not establish an executive committee of the Board without the approval of such New WW Appointee or New WW Appointees if more than one (1) of the New WW Appointees remains on the Board.”

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Section 3         Effect on the Agreement. Except as modified by this Amendment No. 2, all of the terms of the Agreement are hereby ratified and confirmed and shall remain in full force and effect. Nothing in this Amendment No. 2 shall be construed to modify any provision of the Agreement other than those specifically amended as set forth above. This Amendment No. 2 shall be construed as one with the Agreement, and the Agreement shall, where the context requires, be read and construed so as to incorporate this Amendment No. 2.

Section 4         General Provisions. The terms and provisions of Sections 8 through 11 (inclusive) and Section 14 of the Agreement hereby are incorporated by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment No. 2.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have duly executed this Amendment as of February 4, 2017.

NEW YORK REIT, INC.

By:	/s/ Randolph C. Read
Name: Randolph C. Read
Title: Chairman of the Board

WW INVESTORS LLC

By:	/s/ Michael L. Ashner
Name: Michael L. Ashner
Title: Member

/s/ Michael L. Ashner
Michael L. Ashner

/s/ Steven Witkoff
Steven Witkoff

[Signature Page to Amendment No. 2 to Settlement Agreement]